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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 21, 1999, except as to Note 13, which is as of June 15, 1999 relating to the consolidated financial statements, which appears in the 1999 Annual Report to Shareholders of Lattice Semiconductor Corporation, which is incorporated by reference in Lattice Semiconductor Corporation's Annual Report on Form 10-K, as amended, for the year ended
April 3, 1999. We also consent to the incorporation by reference of our report dated April 21, 1999 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP


Portland, Oregon
January 26, 2000